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Exhibit 99.1

                      CONTACT:
                      Investor Relations
                      Amy Carpi, (203) 656-7651
                      amy.carpi@jetblue.com

                      Corporate Communications
                      Gareth Edmondson-Jones, (718) 709-3060
                      gareth.edmondson-jones@jetblue.com

JETBLUE ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2003 EARNINGS

Low-Fare Carrier Achieves Twelfth Consecutive Quarter of Profitability

New York, NY (January 29, 2004)—JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter and full year 2003:

  •
  Operating revenues for the quarter totaled $262.9 million, representing growth of 40.4% over operating revenues of $187.3 million in the fourth quarter of 2002. For the full year, operating revenues totaled $998.4 million, representing growth of 57.2% over operating revenues of $635.2 million for the full year 2002.

  •
  Operating income in the quarter was $35.0 million, resulting in a 13.3% operating margin, compared to operating income of $31.4 million and a 16.8% operating margin in the fourth quarter of 2002. For the full year 2003, operating income was $168.8 million, resulting in an operating margin of 16.9%. This compares with operating income of $105.0 million and a 16.5% operating margin for the full year 2002.

  •
  Net income for the quarter was $19.5 million, representing earnings of $0.17 per diluted share, compared with fourth quarter 2002 net income of $15.2 million, or $0.15 per diluted share. For the full year 2003, net income totaled $103.9 million, or $0.97 per diluted share, compared with net income of $54.9 million, or $0.56 per diluted share, for the full year 2002.

        Net income for the full year 2003 reflects our receipt of $22.8 million in compensation related to the Emergency War Time Supplemental Appropriations Act received during the second quarter. Net of income taxes and profit-sharing, this amounts to $11.5 million, or $0.11 per diluted share.

        "In light of the difficult competitive environment we faced in the fourth quarter, we're pleased to report a double digit operating margin," said David Neeleman, JetBlue's Chairman and CEO. "We begin 2004 from a strong position characterized by excellent cost control diligence, a healthy balance sheet, and a top rated product offering delivered by dedicated crewmembers. These key advantages give us tremendous confidence in our continued growth through what is expected to be a very competitive year."

        During the fourth quarter of 2003, JetBlue achieved a completion factor of 99.6% of scheduled flights, identical to our performance in 2002. On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 86.7% in the fourth quarter of 2003 compared to 81.0% for the same period in 2002. Operating performance for the quarter was negatively impacted by the effects of several snowstorms in the Northeast during the month of December. For the full year 2003, JetBlue achieved a completion factor of 99.5% versus 99.8% reported for the full year 2002. On-time performance for the full year 2003 was 84.3%, compared to 85.7% for the full year 2002. The Company attained a load factor in the fourth quarter of 2003 of 83.1%, an improvement of 1.3 points on a capacity increase of 51.7% over the fourth quarter of 2002. Load factor for the full year 2003 was 84.5%, an improvement of 1.5 points on a capacity increase of 65.5%.

        Dave Barger, President and COO, commented, "2003 was an excellent year for us as our team, now close to 6,000 strong, carried over nine million customers across our route system. Moving into our fifth year of operations, we believe that our first-rate crewmembers, processes and technologies will continue to drive superior results."

        For the fourth quarter 2003, operating revenues increased by 40.4% over 2002 to $262.9 million. Revenue passenger miles increased 54.0% from the fourth quarter of 2002 to 3.1 billion. Yield per passenger mile was 8.16 cents, down 9.3% compared to 2002 on a 12.5% increase in average length of haul. Operating revenue per available seat mile (RASM) decreased 7.5% year-over-year to 7.03 cents. Available seat miles grew 51.7% to 3.7 billion. Operating expenses for the fourth quarter were $227.9 million, up 46.3% from the fourth quarter of 2002. Operating expense per ASM (CASM) for the fourth quarter 2003 decreased 3.6% year-over-year to 6.09 cents. During the quarter, realized fuel price was $0.84 per gallon, a 6.1% increase over fourth quarter 2002 realized fuel price of $0.79. JetBlue ended the year with $607 million in cash and short-term investments.

        JetBlue will conduct a conference call to discuss its quarterly earnings today, January 29, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

        JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 55 new Airbus A320 aircraft and plans to add another 14 A320s to its fleet in 2004. The airline has on order 100 EMBRAER 190 aircraft with options for an additional 100 with deliveries scheduled to begin in mid 2005. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV® Programming at every seat.* JetBlue has been named ``Best Domestic Airline" for the last two years by the readers of Conde Nast Traveler magazine.

        Based out of New York City's John F. Kennedy International Airport, JetBlue currently operates 220 flights a day and serves 22 destinations in 11 states and Puerto Rico with plans to commence daily nonstop service on March 3 between New York's JFK and Sacramento, CA. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit http://www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583). This press release, as well as past press releases, can be found on http://www.jetblue.com.

*  DIRECTV® service is not available on flights between New York City and San Juan, Puerto Rico.

#    #    #

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, potential hostilities in the Middle East or other regions, our ability to implement our growth strategy and our dependence on the New York market, our fixed obligations and our limited operating history, seasonal fluctuations in our operating results, increases in maintenance costs, fuel prices and interest rates, our competitive environment, our reliance on sole suppliers, government regulation, our failure to properly integrate LiveTV or enforce its patents, our ability to hire qualified personnel, the loss of key personnel and potential problems with our workforce including work stoppages, and continuing changes in the airline industry following the September 11th terrorist attacks and the increased risk of future attacks, the potential risks with the delivery, placing into service and integration into our operations of the EMBRAER 190 aircraft as well as the potential liability relating to our handling of customer data. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
			Percent Change				Percent Change
	2003	2002			2003	2002
OPERATING REVENUES
Passenger	$253,720	$181,546	39.8		$965,091	$615,171	56.9
Other	9,224	5,712	61.5		33,260	20,020	66.1

Total operating revenues	262,944	187,258	40.4		998,351	635,191	57.2
OPERATING EXPENSES
Salaries, wages and benefits	72,731	49,261	47.6		267,334	162,191	64.8
Aircraft fuel	40,597	25,134	61.5		147,316	76,271	93.1
Landing fees and other rents	17,243	12,396	39.1		68,691	43,881	56.5
Aircraft rent	16,304	10,995	48.3		59,963	40,845	46.8
Sales and marketing	12,552	10,915	15.0		53,587	44,345	20.8
Depreciation and amortization	14,904	9,589	55.4		50,397	26,922	87.2
Maintenance materials and repairs	8,661	2,782	211.3		23,114	8,926	159.0
Other operating expenses	44,952	34,745	29.4		159,116	126,823	25.5

Total operating expenses	227,944	155,817	46.3		829,518	530,204	56.5

OPERATING INCOME	35,000	31,441	11.3		168,833	104,987	60.8
Operating margin	13.3%	16.8%	(3.5)	pts.	16.9%	16.5%	0.4	pts.
OTHER INCOME (EXPENSE)
Interest expense	(8,823)	(6,359)	38.8		(28,897)	(21,009)	37.5
Capitalized interest	1,556	1,178	32.1		5,203	5,325	(2.3)
Interest income and other	2,786	952	192.3		7,539	5,314	41.9
Government compensation [1]	—	—			22,761	407

Total other income (expense)	(4,481)	(4,229)			6,606	(9,963)

INCOME BEFORE INCOME TAXES	30,519	27,212	12.2		175,439	95,024	84.6
Income tax expense	10,979	12,049			71,541	40,116

NET INCOME	$19,540	$15,163	28.9		$103,898	$54,908	89.2

EARNINGS PER COMMON SHARE:
Basic	$0.19	$0.16			$1.07	$0.73

Diluted	$0.17	$0.15			$0.97	$0.56

Weighted average shares outstanding:
Basic	101,664	93,296			97,274	67,046
Diluted	112,081	102,287			107,541	97,653

(1)
On May 15, 2003 we received $22.8 million ($11.5 million net of tax and related profit sharing) in compensation related to the Emergency War Time Supplemental Appropriations Act. This compensation increased our diluted earnings per share by $0.11 for the twelve months ended December 31, 2003.

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended December 31,				Twelve Months Ended December 31,
			Percent Change				Percent Change
	2003	2002			2003	2002
Revenue passengers	2,377,510	1,736,336	36.9		9,011,552	5,752,105	56.7
Revenue passenger miles (000)	3,108,125	2,017,866	54.0		11,526,945	6,835,828	68.6
Available seat miles (000)	3,741,357	2,465,901	51.7		13,639,488	8,239,938	65.5
Load factor	83.1%	81.8%	1.3	pts.	84.5%	83.0%	1.5	pts.
Breakeven load factor (1)	74.5%	70.2%	4.3	pts.	72.5%	71.5%	1.0	pts.
Aircraft utilization (hours per day)	12.8	12.7	0.9		13.0	12.9	0.9
Average fare	$106.72	$104.56	2.1		$107.09	$106.95	0.1
Yield per passenger mile (cents)	8.16	9.00	(9.3)		8.37	9.00	(7.0)
Passenger revenue per available seat mile (cents)	6.78	7.36	(7.9)		7.08	7.47	(5.2)
Operating revenue per available seat mile (cents)	7.03	7.59	(7.5)		7.32	7.71	(5.0)
Operating expense per available seat mile (cents)	6.09	6.32	(3.6)		6.08	6.43	(5.5)
Airline expense per available seat mile (cents) (1)	6.08	6.32	(3.7)		6.07	6.43	(5.7)
Departures	18,201	13,370	36.1		66,920	44,144	51.6
Average stage length (miles)	1,318	1,138	15.7		1,272	1,155	10.1
Average number of operating aircraft during period	49.6	32.8	51.5		44.0	27.0	63.1
Average fuel cost per gallon (cents)	84.33	79.44	6.1		85.08	72.28	17.7
Fuel gallons consumed (000)	48,143	31,639	52.2		173,157	105,515	64.1
Percent of sales through jetBlue.com during period	74.6%	68.6%	6.0	pts.	73.0%	63.0%	10.0	pts.
Full-time equivalent employees at period end (1)					4,892	3,572	37.0

(1)
Excludes all operating expenses and FTEs for LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31, 2003	December 31, 2002
Cash and cash equivalents	$570,695	$246,752
Total assets	2,188,839	1,378,923
Total debt	1,108,595	711,931
Stockholders' equity	671,136	414,673

SOURCE: JetBlue Airways Corporation

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  Exhibit 99.1